Exhibit 5.1

Thomas A. Coll
+1 858 550 6013
collta@cooley.com

March 10, 2020

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Bionano Genomics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 1,141,408 shares of the Common Stock, $0.0001 par value, of the Company on behalf of certain selling stockholders, including 979,421 currently outstanding shares of Common Stock (the “Shares”) and 161,987 shares of Common Stock (the “Warrant Shares,” and together with the Shares, (the “Securities”)) issuable upon the exercise of the Warrant (as defined below).  The Securities were issued by the Company pursuant to (i) that certain Common Stock Purchase Agreement, dated March 14, 2019 (the “Purchase Agreement”), by and among the Company, Innovatus Life Sciences Lending Fund I, LP (“Innovatus”) and Innovatus Life Sciences Offshore Fund I, LP, (ii) that certain Common Stock Issuance Agreement, dated March 14, 2019 (the “Issuance Agreement”), by and between the Company and Innovatus and (iii) that certain Warrant to Purchase Stock issued to Innovatus, dated March 22, 2019, as amended (the “Warrant”, and together with the Purchase Agreement and the Issuance Agreement, the “Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrant, the Agreements, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Bionano Genomics, Inc.
March 10, 2020
Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com